SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2005

DENDREON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-30681	22-3203193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3005 First Avenue

Seattle, Washington

98121

(Address of principal executive offices) (zip code)

(206) 256-4545

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Adoption of Incentive Plan

On March 10, 2005, the Board of Directors of Dendreon Corporation (“Dendreon”) adopted the Dendreon Corporation Incentive Plan (the “Incentive Plan”) retroactive to January 1, 2005. The Incentive Plan is designed to motivate employees towards the achievement of annual objectives by providing the opportunity for cash incentive compensation. All employees are eligible for participation in the Incentive Plan, which will be administered by Dendreon’s Compensation Committee of the Board of Directors. The Compensation Committee will establish target awards for participants in the Incentive Plan, equal to a cash bonus as a percentage of such participant’s current base annual salary, payable upon the achievement of certain corporate and/or business unit/individual performance goals. The Compensation Committee may determine in its sole discretion the applicable performance period and payout formula or formulas under the Incentive Plan, and determine actual awards to plan participants subject to the terms of the Incentive Plan. A copy of the Incentive Plan is filed as Exhibit 10.31 hereto.

Entrance into Executive Employment Agreement

On June 9, 2005, Dendreon entered into an employment agreement with David L. Urdal, Dendreon’s Senior Vice President and Chief Scientific Officer. The agreement provides that Dendreon will pay Mr. Urdal a base salary of $375,000 per annum and a bonus of up to 40% of base salary if certain targets specified in advance are met. Mr. Urdal’s agreement has no specified term, and the employment relationship may be terminated by Mr. Urdal or by us at any time. If we terminate Mr. Urdal’s employment without cause, or if he resigns for good reason, as such terms are defined in the agreement, Mr. Urdal will be entitled to a lump sum severance payment that equals 75% of his base salary plus 66 2/3% of his maximum annual bonus for such year. In that event, he would also be entitled to full accelerated vesting of any unvested stock options and any unvested stock held by him pursuant to restricted stock grants. The agreement requires Mr. Urdal not to compete with us after termination of employment for a period of nine months and provides a one-year post-termination non-solicitation obligation. Mr. Urdal is also a participant in Dendreon’s Change in Control Executive Severance Plan, filed as Exhibit 10.2 to Dendreon’s 10-Q for the quarter ended June 30, 2004. Mr. Urdal’s employment agreement has been filed as Exhibit 10.32 hereto.

Director Compensation Program

At a meeting of the Board of Directors of Dendreon on June 8, 2005, the Board approved an increase in the annual retainer fee for all non-employee directors from $25,000 to $35,000, and an increase in the supplemental fee paid to the chair of the Audit Committee from $8,000 to $10,000. These adjustments to non-employee director compensation will be effective as of July 1, 2005. In addition, the Board of Directors has adopted a stock ownership guideline for non-employee directors to more closely align their interests with those of stockholders generally. Non-employee directors have a stock ownership target equal to one times the annual general Board retainer fee paid each outside director. This stock ownership target is to be achieved within twenty-four months of an individual’s joining the Board. All other director compensation items remain as described in Dendreon’s definitive proxy statement for the 2005 annual meeting.

Acceleration of Options

Effective June 8, 2005 after the close of the Nasdaq stock market, Dendreon accelerated the vesting of certain unvested and “out-of-the-money” stock options outstanding under Dendreon’s 2000 and 2002 equity incentive plans that have exercise prices per share of $5.25 or higher. Options to purchase approximately 2.5 million shares of Dendreon’s common stock became exercisable immediately. Options held by directors and executive officers were included in the vesting acceleration. Under the recently revised Financial Accounting Standards Board Statement No. 123, “Share-Based Payment,” Dendreon will apply the expense recognition provisions relating to stock options beginning in the first quarter of 2006. Subject to certain assumptions, including the continued employment of the affected optionees, as a result of the acceleration the company expects to reduce the stock option expense it otherwise would be required to record by approximately $3.6 million in 2006, $1.8 million in 2007, and $0.6 million in 2008 on a pre-tax basis.

Forms of the stock option agreements utilized under each of Dendreon’s 2000 Equity Incentive Plan and 2002 Broad Based Equity Incentive Plan are attached as exhibits 10.33 and 10.34 hereto, respectively.

Item 1.02.	Termination of a Material Definitive Agreement.

On June 10, 2005, Martin A. Simonetti, Dendreon’s Senior Vice President of Finance, Chief Financial Officer and Treasurer, informed Dendreon he would be resigning from his position with the company effective in the third quarter of 2005, and would accordingly be terminating his employment agreement with Dendreon. See Item 5.02 below.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On June 10, 2005, Dendreon issued a press release announcing the resignation of Martin A. Simonetti, Dendreon’s Senior Vice President of Finance, Chief Financial Officer and Treasurer, which will be effective in the third quarter of 2005. The full text of Dendreon’s press release is attached hereto as Exhibit 99.1.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Dendreon’s Board of Directors previously adopted resolutions approving an amendment to its Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 80,000,000 to 150,000,000, and a corresponding increase in the total authorized capital stock from 90,000,000 to 160,000,000 consisting of 150,000,000 shares of common stock and 10,000,000 of preferred stock.

Following approval of the stockholders on June 8, 2005 at Dendreon’s 2005 annual meeting, Dendreon filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State on June 10, 2005 effecting this change. The Certificate of Amendment to Dendreon’s Amended and Restated Certificate of Incorporation is filed as Exhibit 3.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

3.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Dendreon Corporation.

10.31	Dendreon Corporation Incentive Plan.

10.32	Employment Agreement by and between Dendreon Corporation and David L. Urdal.

10.33	Form of Stock Option Agreement under 2000 Equity Incentive Plan.

10.34	Form of Stock Option Agreement under 2002 Broad Based Equity Incentive Plan.

99.1	Dendreon Corporation press release, dated June 10, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENDREON CORPORATION

By	/s/ Richard F. Hamm, Jr.
Richard F. Hamm, Jr.
Senior Vice President and General Counsel

Date: June 13, 2005

EXHIBIT INDEX

Number	Description
3.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Dendreon Corporation.

10.31	Dendreon Corporation Incentive Plan.

10.32	Employment Agreement by and between Dendreon Corporation and David L. Urdal.

10.33	Form of Stock Option Agreement under 2000 Equity Incentive Plan.

10.34	Form of Stock Option Agreement under 2002 Broad Based Equity Incentive Plan.

99.1	Dendreon Corporation press release, dated June 10, 2005.